ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 12/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the fiscal year ended December 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

07/08/2005	$3,000	Federal National Mortgage	4.00%	08/08/2006
09/30/2005	1,000	Federal Home Loan Mtg	4.625	10/05/2007
10/03/2005	1,000	Federal Home Loan Mtg	4.705	10/11/2007